Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2026, with respect to the consolidated financial statements included in the Annual Report of Red Violet, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Red Violet, Inc. on Form S-3 (File No. 333-291649) and on Form S-8 (File No. 333-224147, File No. 333-238947, File No. 333-265289, and File No. 333-288563).

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

March 4, 2026